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                                 EXHIBIT (c)(9)



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                  DEFEASANCE SECURITY AGREEMENT


          THIS DEFEASANCE SECURITY AGREEMENT (the "Agreement") is made as of July 6, 1995 by and among GEOTEK COMMUNICATIONS, INC., a Delaware corporation ("Geotek" or "Pledgor"), and SC FUNDAMENTAL INC., as agent for and on behalf of THE SC FUNDAMENTAL VALUE FUND, L.P. and SC FUNDAMENTAL VALUE BVI, LTD. ("Pledgees").

                             RECITALS

     A. Geotek and Pledgees are parties to a Note and Warrant Purchase Agreement (as the same may be amended, modified, extended or replaced from time to time, the "Note Agreement") dated as of March 20, 1995.

     B. Geotek and Pledgees are parties to a Letter Agreement dated May 23, 1995 (the "May Letter") pursuant to which Geotek agreed (i) to grant to the Pledgees a first priority security interest in, and to deliver to the Pledgees to hold pursuant to this Agreement, an amount of Governmental Obligations (as defined in the Note Agreement) the principal of and the interest on which when due, and without any reinvestment thereof, will provide a dollar amount equal to the interest payments when due in accordance with the terms of the Notes (as defined in the Note Agreement) accrued from the date hereof through September 30, 1996 (the "Final Conversion Date") plus the principal amount as payable in accordance with the terms of the Notes through the Final Conversion Date and (ii) to deliver to the Pledgees the agreement attached hereto as Exhibit A (the "Prepayment Agreement") pursuant to which Geotek has agreed to prepay, by wire transfer in accordance with
Section 1.3 of the Note Agreement on the first business day following the Final Conversion Date, an amount equal to the outstanding unconverted principal amount of the Notes as of the close of business on the Final Conversion Date.

     C. Pledgor has purchased (or, in the case of up to $9 million principal amount (the "Additional Amount"), has placed executed orders to purchase) the Governmental Obligations listed on Exhibit B hereto in the principal amount of $42,218,000 (the "Pledged Securities"), the principal of and the interest on which when due, and without any reinvestment thereof, will provide a dollar amount equal to the interest payments when due in accordance with the terms of the Notes accrued from the date hereof through the Final Conversion Date plus the principal amount as payable in accordance with the terms of the Notes through the Final Conversion Date plus the amount to be paid to the Pledgees on the first business day following the Final Conversion Date in accordance with the Prepayment Agreement, which amounts satisfy the Pledgors' obligations pursuant to the May Letter as described in Paragraph B above. Pursuant to the terms of the Prepayment Agreement, simultaneously with (or prior to) the execution of this Agreement, Pledgor has delivered to Pledgees an amount equal to $1,411,150.68, representing all accrued and unpaid interest under the Notes through the date hereof.

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     D.   Pledgor is (or, in the case of Pledged Securities to be purchased with the Additional Amount, at settlement of such purchase, will be) the legal and beneficial owner of the Pledged Securities.

     E. The parties to this Agreement have agreed to enter into this Agreement to facilitate Geotek's offering of 207,000 Units consisting of $207,000,000 15% Senior Discount Notes due 2005 and warrants to purchase 6,210,000 shares of Common Stock (the "Units").

     F. Immediately upon execution of this Agreement and the Prepayment Agreement and delivery of the Pledged Securities to the Pledged Account (as defined in Section 2.3 below) in accordance with the terms hereof, the Agreement Indebtedness (as defined in the Note Agreement) shall be deemed to have been defeased in accordance with Section 1.12 of the Note Agreement and
(i) the Pledgees shall thereupon (A) release the security interest granted pursuant to the Note Agreement, including the cancellation and discharge of the Guarantees and the Pledge Agreement (in each case, as defined in the Note Agreement), (B) execute and deliver to the Pledgor such instruments in writing as shall be required to release the security interest granted pursuant to the Note Agreement and (C) deliver the Pledged Shares (as defined in the Note Agreement), together with any stock powers provided to the Pledgees in connection therewith, to the Pledgor at the Closing of the transaction pursuant to which the Units are issued and sold and (ii) the provisions of Sections 3.2, 3.5(c), 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, and 3.13
and Articles 4 and 5 of the Note Agreement shall terminate.

     NOW, THEREFORE, for good and valuable consideration received, the receipt and sufficiency of which are hereby acknowledged, Pledgor hereby agrees as follows:

                      ARTICLE 1. DEFINITIONS

     1.1 Terms Defined in Note Agreement. Capitalized terms used in this Agreement without definition have the meanings set forth in the Note Agreement

     1.2    Other Definitions:   The following terms used in this Agreement
have the meanings set forth below:

          (a) "Event of Default" means each of (i) the events set forth in Sections 8.1(a), 8.1(b), 8.1(d), 8.1(e), 8.1(j) and, insofar as it relates to the Pledgor, 8.1(f) of the Note Agreement, (ii) a default in the performance of any obligation hereunder or under the Notes, the Warrants or Sections 3.1, 3.3, 3.4, 3.5(a), 3.5(b) or 3.12 of the Note Agreement and the default continues for a period of ten (10) days after written notice by the Pledgees to the Pledgor or any representation or warranty made by the Pledgor in this Agreement shall be untrue as of the date made and (iii) this Agreement shall at any time or for any reason cease to constitute a valid first priority perfected lien in and on the Pledged Collateral. Section 8.1 of the Note Agreement and Section 10 of the Notes are hereby amended so that the references therein to "Event(s) of Default" are modified to conform to the meaning set forth in this Section 1.2(a).

          (b) "Interest Payment Date" means each of September 30, 1995, December 31, 1995, March 31, 1996, June 30, 1996 and September 30, 1996.

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          (c)  "Pledged Securities" means the Governmental Obligations listed on Schedule A hereto which have been delivered to the Pledged Account in accordance with the terms of this Agreement for the purpose of defeasing the Notes.

          (d) "Principal Conversion Date" means (i) the last business day of each calendar week during each Conversion Period (as defined in the Notes) and (ii) each Conversion Period End Date (as defined in the Notes).

          (e) "Principal Maturity Date" means each of June 30, 1996 and September 30, 1996.

          (f) "Secured Obligations" means the Pledgor's obligations to pay to the Pledgees the principal amount of the Notes, together with interest thereon, in accordance with the terms thereof and of the Note Agreement, as modified by the May Letter. The Secured Obligations shall be reduced to the extent of any Satisfied Obligations (as defined in Section 2.6 below).

          (g) "Warrants" means the warrants to purchase 1,000,000 shares of Common Stock issued by the Pledgor pursuant to (i) the Note Agreement and
(ii) the Note and Warrant Purchase Agreement by and between the Pledgor and Pledgees dated June 15, 1994.

     1.3 UCC Terms. Unless otherwise defined in this Agreement or the Note Agreement, or unless the context otherwise requires, all terms used in this Agreement which are defined in the Uniform Commercial Code ("UCC") shall have the meanings given in the UCC as adopted and from time to time in effect in New York.


            ARTICLE 2.  PLEDGE, SECURITY INTEREST AND
                  DELIVERY OF EVIDENCE OF PLEDGE

     2.1 Pledge. In order to secure the full and punctual payment of the Secured Obligations, Pledgor hereby pledges, hypothecates, assigns, transfers, sets over and delivers to Pledgees to hold in the Pledged Account pursuant to the terms set forth herein, and grants to Pledgees a security interest in all of Pledgees's right, title, interest, claims, powers and privileges in, to and under the following (collectively, "Pledged Collateral"):

          (a)  the Pledged Securities;

          (b) all certificates, instruments and documents evidencing the foregoing, and all entries on the books of any financial intermediary pertaining to the Pledged Securities;

          (c) all cash, securities, interest and other property at any time or from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; and

          (d)  all proceeds of any of the foregoing.

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     2.2    Security Agreement.  This Agreement constitutes a security agreement under the UCC.

     2.3 Delivery of Evidence of Governmental Obligations; Irrevocable Power-of-Attorney. Concurrently herewith, (i) Pledgor has caused appropriate electronic transfers to be made effecting the transfer of the Pledged Securities to a segregated account in the name of Pledgor (the "Pledged Account") established at Neuberger & Berman, L.P. ("N&B") for purposes of perfecting the security interest in the Pledged Collateral granted to the Pledgees hereunder and (ii) N&B has caused there to be delivered to the Pledgees an acknowledgement, in the form attached hereto as Exhibit B, acknowledging and agreeing that (A) it has received a copy of this Agreement signed by Pledgor notifying it of the security interest in the Pledged Collateral granted hereunder, (B) it has made appropriate notations on its books reflecting such security interest in favor of Pledgees and (C) it has received a copy of and will honor the power-of-attorney described in the following sentence (the "Power-of-Attorney"). For so long as and to the extent that the security interest granted hereunder is in effect, for purposes of exercising the Pledgees' rights hereunder with respect to the Pledged Collateral, SC Fundamental Inc., as agent for the Pledgees, shall have sole and exclusive authority over and control of the Pledged Account in accordance with the terms of the Power-of-Attorney attached hereto as Exhibit
C. Pledgor agrees that the Power-of-Attorney shall be irrevocable for so long as and to the extent that the security interest granted hereunder is in effect. Upon execution of this Agreement, Pledgees shall provide written notice to N&B instructing N&B to wire, no later than one (1) business day following the date of this Agreement, from the Pledged Account to another of Pledgor's accounts in accordance with Pledgor's written instructions, any amounts, together with accrued interest thereon, contained in the Pledged Account in excess of the Pledged Securities.

     2.4 Delivery of Evidence of other Pledged Collateral. Promptly upon receipt by Pledgor and whether or not requested by Pledgees, Pledgor shall from time to time deliver to the Pledged Account all documents evidencing any of the other Pledged Collateral or shall cause there to be made electronic transfers effecting the transfer of the Pledged Collateral to the Pledged Account.

     2.5 No Obligations Undertaken. Nothing contained in this Agreement shall relieve Pledgor of, or except as otherwise expressly provided in this Agreement, impose on Pledgees, any obligation or liability with respect to the Pledged Collateral. Except as otherwise expressly provided in this Agreement, Pledgees shall not have any duty or responsibility for (a) taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any of the Pledged Collateral, whether or not Pledgees have or are deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against third parties or pertaining to the Pledged Collateral.

     2.6 Return of and Release of Security Interest in Pledged Collateral; Cancellation of Notes. Upon full satisfaction of the Secured Obligations, the security interest granted hereunder in the Pledged Collateral shall be released and the Pledgees shall promptly deliver to Pledgor (i) the certificates, instruments and documents evidencing all of the Pledged Collateral (or shall cause there to be made appropriate electronic transfers effecting the transfer of the Pledged Collateral for the account of the Pledgor in accordance with the Pledgor's written instructions) and (ii) the

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Notes for Cancellation.  To the extent the Pledgees convert all or any portion of the principal amount of the Notes in accordance with the terms thereof and of the Note Agreement into shares of Common Stock of Pledgor, such converted principal amount (the "Satisfied Principal Obligations") and all interest otherwise payable thereon from and after such date of conversion (the "Satisfied Interest Obligations" and, together with Satisfied Principal Obligations", the "Satisfied Obligations") shall be deemed satisfied and the Pledgees shall promptly provide written notice to N&B to deliver to the Pledgor the certificates, instruments and documents evidencing that portion of the Pledged Collateral (or the cash proceeds issued at maturity thereof) equal to the Satisfied Obligations (or to make appropriate electronic transfers in respect of such Pledged Collateral as described above for the account of Pledgor) as follows: (i) in the case of Satisfied Principal Obligations, such delivery or electronic transfer shall be made within one
(1) business day following each Principal Conversion Date occurring on or after the date(s) of conversion and (ii) in the case of Satisfied Interest Obligations, such delivery or electronic transfer shall be made within one
(1) business day following each Interest Payment Date occurring on or after the date(s) of conversion; provided, however, that the security interest granted hereunder in such portion of the Pledged Collateral as is equal to the Satisfied Obligations shall be deemed released immediately, notwithstanding the date on which such Pledged Collateral is required to be delivered or transferred to the Pledgor in accordance with the terms hereof. The delivery of the notice by the Pledgees described in the preceding sentence shall be a condition to delivery of certificates representing shares of Common Stock issuable upon conversion of the Notes, and any provision of the Notes to the contrary shall be deemed to be amended and modified hereby in accordance with the terms thereof. As a condition to any transfer of the Notes, the Pledgees agree to notify the proposed transferee of the modifications to the Notes and Note Agreement effected by this Agreement.

     2.7 Accounting for Return of Pledged Collateral upon Conversion of Notes. Pledgor and Pledgees agree to cooperate and assist each other in accounting for the deliveries to be made by Pledgees pursuant to Section 2.6 above.

     2.8 Pledgor's Rights in the Event Pledgees Fail to Provide Notification with respect to the Return of Pledged Collateral. In the event Pledgees' shall default in their obligation to provide notification with respect to the return of Pledged Collateral to the Pledgor as set forth in Section 2.6 above, in addition to any other rights or remedies the Pledgor may have hereunder or at law or in equity, the parties agree that from and after and during the continuation of any such default, until such default shall have been remedied, the Warrants then outstanding shall not be exercisable by the Pledgees or any transferee of the Pledgees. The provisions of this Section
2.8 are intended to modify and amend the Warrants in accordance with the terms thereof, and, as a condition to any transfer of the Warrants, the Pledgees agree to notify the proposed transferee of the provisions of this
Section 2.8.

            ARTICLE 3. REPRESENTATIONS AND WARRANTIES

     3.1 Pledged Collateral. The Pledged Collateral is not subject to any restriction on alienation or transfer other than pursuant to this Agreement.

     3.2 Title. Pledgor is (or, in the case of Pledged Securities to be purchased with the Additional Amount, at settlement of such purchase, will
be) the owner of all right, title and interest in, to and under the Pledged Collateral.

     3.3 No Liens or Prior Pledges. Pledgor has not granted any other security interest in or made any prior pledges of any of the Pledged Collateral, and the Pledged Collateral is free of all liens, security interests and encumbrances other than in favor of Pledgees.

     3.4 Authority, Etc. Pledgor has all requisite corporate power and authority to execute and deliver this Agreement and the Power-of-Attorney, and all necessary action has been taken to duly authorize Pledgor's execution, delivery and performance of this Agreement and the Power-of-Attorney. The execution, delivery and performance of this Agreement and the Power-of-Attorney by Pledgor will not result in a material default under any material contract, agreement or instrument to which Pledgor is a party or by which Pledgor is bound. This Agreement and the Power-of-Attorney are the legal, valid and binding obligations of Pledgor enforceable in accordance with their terms.

     3.5 Government Approvals. No approval or action by, and no notice to, any governmental authority or regulatory body is required in connection with the execution, delivery and performance of this Agreement and the Power-of-Attorney by Pledgor, except as may be required under applicable securities laws and except for such filings as may be required to perfect the security interest granted under this Agreement, all of which filings have been duly made.

     3.6 Filings, Consents and Perfection. No filings are necessary for the perfection of the security interest granted in the Pledged Collateral. Upon delivery of the Pledged Collateral to the Pledged Account and receipt by N&B of notification signed by Pledgor of the security interest granted in favor of Pledgees hereunder (as described in detail in Section 2.3 above), Pledgees will have a valid, perfected, first priority security interest in all of Pledgor's right, title, interest, claims, powers and privileges in, to and under the Pledged Collateral.

     3.7 Name. The correct legal name of Pledgor is as set forth in the preamble to this Agreement.

     3.8    Chief Executive Office.  The address for Pledgor set forth in
Section 7.1 is the location of Pledgor's chief executive office.

     3.9 Accuracy. All information set forth herein relating to the Pledged Collateral is accurate and complete in all material respects.

                      ARTICLE 4.  COVENANTS

     4.1. Covenants of Pledgor. Pledgor hereby covenants and agrees to and with Pledgees as follows:

      4.1.1 Payment of Secured Obligations. The Pledgor agrees to pay the principal amount of the Notes, together with interest thereon, in accordance with the terms thereof and of the Note Agreement, as modified by the May Letter.

      4.1.2 Maintenance of Security Interests. Pledgor shall from time to time execute and deliver to Pledgees such financing statements, continuation statements, financing statement amendments or other filings or documents, and take such other steps, as Pledgees may reasonably require to further assure to Pledgees its rights under this Agreement.

      4.1.3 No other Pledge or Liens. Pledgor shall not pledge or grant a security interest in any of the Pledged Collateral to any third party and shall maintain the Pledged Collateral free and clear of any liens, encumbrances or security interests of any third party and defend the Pledged Collateral against any adverse claims.

      4.1.4 No Transfers. Except pursuant to the terms of this Agreement, Pledgor shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, the Pledged Collateral.

      4.1.5 Change of Name. Upon any change of Pledgor's legal name or location of its chief executive office, Pledgor shall notify Pledgees twenty
(20) days prior to such change in writing and shall take such action as Pledgees may reasonably request to assure to Pledgees the continued perfection of the security interest granted under this Agreement.

      4.1.6 Notices. Pledgor will provide Pledgees with any and all notices or material items received by Pledgor relating to the Pledged Collateral.

      4.1.7 Reinvestment of Matured Governmental Obligations Pending Principal Maturity Dates. The parties acknowledge the certain of the Pledged Securities will mature into the principal amounts payable in accordance with the Notes, as modified by the May Letter, prior to the applicable Principal Maturity Dates. In that regard, to the extent the proceeds of such matured Pledged Securities have not been delivered to the Pledgor in accordance with
Section 2.7 above on account of conversion of the Notes, at Pledgor's direction, the parties agree that such proceeds shall be reinvested in Governmental Obligations maturing on the Principal Maturity Dates in amounts equal to the principal amounts due thereon (which amounts shall be paid to the Pledgees on the Principal Maturity Dates in accordance with the terms of the Notes, as modified by the May Letter) plus accrued interest, which interest shall be for the account of, and at maturity shall be paid to, Pledgor.

                 ARTICLE 5.  DEFAULT AND REMEDIES

     5.1. Remedies. Subject to the receipt of any necessary approvals, after the occurrence of an Event of Default, Pledgees shall have, in addition to any other rights or remedies Pledgees may have at law or in equity, any or all of the following rights and remedies:

      5.1.1 Rights of Secured Party. Pledgees may exercise all of the rights and remedies of a secured party under the UCC and under any other applicable laws.

      5.1.2 Sale of Pledged Collateral. Notwithstanding anything to the contrary contained herein, Pledgees may sell any or all of the Pledged Collateral by public or private sale. The following provisions shall apply with respect to any such sale:

               (a) any such sale may be for cash, upon credit or for future delivery, as Pledgees in its sole discretion shall deem appropriate;

               (b) at any such sale Pledgees may, to the extent permitted by applicable law, bid for or purchase any or all of the Pledged Collateral, free from any claim or right on the part of Pledgor, and upon compliance with the terms of sale, may to the extent permitted by applicable law, hold, retain and dispose of same without further accountability therefor;

               (c) Pledgees shall not be required to give to Pledgor any notice whatsoever pertaining to such sale;

               (d) any such sale shall be held at such time or times as Pledgees may determine;

               (e) at any such sale, any of the Pledged Collateral may be sold in one lot or in separate parcels as Pledgees may in its sole discretion determine;

               (f) Pledgees shall not be obligated to make any sale of any or all of the Pledged Collateral;

               (g) in the event that the sale of any or all of the Pledged Collateral is made on credit or for future delivery, the Secured Obligations shall be reduced at the time of such payment by the full amount thereof. The Pledged Collateral shall be retained by Pledgees until the selling price is paid. Pledgees shall incur no liability should purchaser not pay for the Pledged Collateral. In such event, the Pledged Collateral may be resold as herein provided; and

               (h) In light of the nature of the Pledged Collateral, it is expressly agreed that a sale of the Pledged Collateral or any part thereof through a broker-dealer which is a member of the National Association of Securities Dealers shall be a permitted sale hereunder.

      5.1.3 Judicial Foreclosure. Pledgees may proceed by a suit or suits at law or in equity to foreclose on and to sell any or all of the Pledged

Collateral pursuant to a judgment decree of a court or courts of competent jurisdiction. Pledgee agrees not to challenge any such foreclosure.

      5.1.4 Notices. The remedies herein do not require Pledgees to give any notice except as provided herein or required by mandatory provisions of law.

     5.2. Application of Proceeds. All proceeds realized by Pledgees in respect of any or all of the Pledged Collateral, including the proceeds of any sale thereof or any cash distributed in respect of any of the Pledged Collateral shall be applied against the Secured Obligations (as reduced by the Satisfied Obligations) in accordance with the Note Agreement, as modified by the May Letter. Pledgor shall be liable for any deficiency, and any surplus shall be returned by Pledgees to the person or persons legally entitled thereto. To the extent the payment of the principal amount of the
Note is satisfied through the application of proceeds realized in respect of the Pledged Collateral or otherwise, notwithstanding anything to the contrary contained in the Note Agreement or the Notes, such principal amount shall no longer be convertible (and the shares of Common Stock reserved for issuance upon conversion of such principal amount shall no longer be so reserved) and the Notes shall be deemed satisfied and cancelled to the extent of such payments.

     5.3. Cumulative Remedies. All rights and remedies of Pledgees are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of or to limit or prejudice any other legal or equitable rights or remedies which Pledgees may have.


             ARTICLE 6. INDEMNIFICATION AND EXPENSES

     6.1. Indemnification. Pledgor hereby unconditionally covenants and agrees to indemnify, protect, defend and hold harmless Pledgees and all of its past and present officers, directors, shareholders, employees, agents, representatives, subsidiaries, parent and affiliate corporations and successors, underwriters, counsel, and any person controlling any of the foregoing ("Indemnitees") from any and all claims, obligations, penalties, liens, liabilities, losses, damages, causes of action (at law or in equity), judgments, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) of any nature whatsoever, asserted against or suffered or incurred by Pledgees, by reason of or as a result of or in connection with or arising out of any breach of this Agreement by Pledgor, any untrue statement of a material fact or omission of a material fact in a registration statement, prospectus or other document (regardless of any investigations made by the Pledgees), or Pledgor's defense of any and all claims and demands whatsoever which may be asserted against Pledgor in connection with this Agreement, or any action taken by Pledgor under this Agreement.

     6.2. Expenses. Pledgor shall reimburse Pledgees on demand for all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Pledgees in connection with the enforcement of this Agreement or the exercise by Pledgees of its rights or remedies under this Agreement.

                    ARTICLE 7.  MISCELLANEOUS

     7.1. Notices. Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement shall be in writing and shall be delivered in hand, or sent by telecopier or facsimile and confirmed by letter mailed by United States registered or certified first-class mail, postage prepaid addressed as follows:

          To Pledgees:   SC Fundamental Inc.
                         c/o Siegler, Collery & Co.
                         712 Fifth Avenue
                         New York,  New  York  10022
                         Attention:  Mr. Gary N. Siegler
                         Telecopier:212-957-3434
                         Telephone:  212-957-3500

          To Pledgor:    Geotek Communications, Inc.
                         20 Craig Road
                         Montvale, New Jersey  07645
                         Attention:  Andrew D. Siegel, Esq.
                         Telecopier: 201-930-9614
                         Telephone:  201-930-9305

     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer, and (b) if sent by telecopier or facsimile, at the time of the dispatch thereof, if in normal business hours in the country of receipt, or otherwise at the opening of business on the following business day.

     7.2. Waiver, Amendment or Modification. No waiver, amendment or modification of any provision of this Agreement or of any right, power or remedy under this Agreement shall be effective unless in wiring and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No failure by Pledgees to exercise, and no delay by Pledgees in exercising, any right, power or remedy granted under this Agreement shall operate as a waiver of any such right, power or remedy. A waiver of any right, power or remedy to Pledgees on any one occasion shall not be construed as a bar to or waiver of any right, power or remedy on any future occasion.

     7.3. Assignments. This Agreement shall not be assignable in whole or in part by Pledgor.

     7.4. Successors and Assigns. This Agreement inures to the benefit of and binds Pledgor and Pledgees and their respective permitted successors and assigns.

     7.5. Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the State of New York, without giving effect to the principles of conflicts of law.

     7.6.   Consent to Jurisdiction.

          (a) Pledgor hereby irrevocably consents that any legal action or proceeding against it or any of its properties or assets with respect to any of its obligations arising under or relating to this Agreement may be brought in any court of the City and State of New York or any Federal court of the United States of America located in the City and State of New York, as Pledgees may elect, and by execution and delivery of this Agreement, Pledgor hereby submits to and accepts with regard to any such action or proceeding for itself and in respect of its properties and assets, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts. Pledgor hereby irrevocably designates, appoints and empowers The Corporation Trust Company, New York office, as its agent to receive for and on its behalf service of process in the State of New York in any legal action or proceeding with respect to this Agreement. A copy of any such process served on such agent shall be promptly forwarded by recognized courier service or airmail by the person commencing such proceeding to Pledgor at its address set forth in
Section 7.1 of this Agreement, but the failure of Pledgor to receive such copy shall not affect in any way the service of such process as aforesaid. Pledgor further irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to Pledgor at its address set forth in
Section 7.1 of this Agreement. The foregoing, however, shall not limit the rights of Pledgees to serve process in any other manner permitted by law or to bring any legal action or proceeding or to obtain execution of judgment in any other jurisdiction. Pledgor further agrees that, to the extent permitted by law, final judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness.

          (b) To the fullest extent permitted by law, Pledgees hereby waives any rights it may have under the laws of any jurisdiction requiring the Pledgor to commence by publication any legal action or proceeding with respect to this Agreement.

          (c) To the fullest extent permitted by law, Pledgor hereby irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any legal action or proceeding arising out of or relating to this Agreement in the City and State of New York and hereby further irrevocably waives any claim that the State of New York is not a convenient forum for any such legal action or proceeding.

     7.7. Severability. If one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. Any such provision shall be applied in the jurisdiction where held invalid to the extent it is legal and shall be applied in full in all other jurisdictions.

     7.8. Headings. The titles and headings of the sections of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of such sections and shall not be used in construing such section.

     7.9. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

     7.10. Waiver of Jury Trial. Pledgor and Pledgees hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement, the Note Agreement and any course of conduct, course of dealing, statements (whether verbal or written), or actions of Pledgor or Pledgees. This provision is a material inducement for Pledgor and Pledgees entering into this Agreement.

     7.11. Further Assurances and Power of Attorney. At Pledgor's expense, Pledgor agrees to, as promptly as practicable, do such further acts and things, and to execute and deliver such additional assignments, agreements and instruments, as Pledgees may at any time reasonably request in connection with the administration or enforcement of this Agreement or with respect to any or all of the Governmental Obligations, including, without limitation, obtaining necessary governmental approvals referred to herein, in order to assure and confirm to Pledgees its rights, powers and remedies under this Agreement. In connection with such governmental approvals, the Pledgor hereby appoints the Pledgees and the Pledgees's designees as the Pledgor's attorney-in-fact with power to execute any and all documents, assignments, applications and other instruments necessary for such approvals.

     7.12. Defeasance of Agreement Indebtedness. The Agreement Indebtedness is hereby deemed to have been paid and the Pledgees hereby (A) release the security interest granted pursuant to the Note Agreement, and in that regard, hereby cancel and discharge the Guarantees and the Pledge Agreement and (B) confirm that the provisions of Sections 3.2, 3.5(c), 3.6, 3.7, 3.8, 3.9, 3.10, 3.11 and 3.13 and Articles 4 and 5 of the Note Agreement are hereby terminated.

     IN WITNESS WHEREOF, the Pledgor and the Pledgee have duly executed this Agreement as of the day and year first above written.


                              PLEDGOR

                              GEOTEK COMMUNICATIONS, INC.


                              By: /s/ Andrew D. Siegel
                                  -------------------------------------------
                                  Name:  Andrew D. Siegel
                                  Title:  General Counsel and Secretary


                              PLEDGEES

                              SC Fundamental Inc.
                              as agent for and on behalf of
                              The SC Fundamental Value Fund, L.P.
                              and SC Fundamental Value, BVI, Ltd.

                              By: /s/ Neil H. Koffler
                                  -------------------------------------------
                                  Name:
                                  Title:

          The following is a summary of all omitted Exhibits to the foregoing Defeasance Security Agreement.

          Exhibit A      Prepayment Agreement

          Exhibit B      Power of Attorney for Geotek Communications, Inc.

          Exhibit C      Acknowledgement Letter of Neuberger & Berman, L.P.

          The Registrant hereby agrees to furnish supplementally to the Commission copies of Exhibits A-C upon request of the Commission.